EX-FILING FEES
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Ford Motor Credit Company LLC
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	4.950% Notes due May 28, 2027	457(r)	$1,500,000,000	99.987%	$1,499,805,000	$92.70 per $1,000,000	$139,031.92